Exhibit 99.1

Contact:	Adam Mazur
Rubenstein PR
212-843-8073
amazur@rubensteinpr.com

Tim Clemensen
Rubenstein IR
212-843-9337
tclemensen@rubensteinir.com

FOR IMMEDIATE RELEASE

SulphCo® Reports Test Results from Europe and Provides Updates on Company Activities

Houston, TX, January 22, 2008 – Today SulphCo®, Inc. (AMEX: SUF) (the “Company”) reported results from the first and second rounds of testing in Europe conducted during the months of October and November 2007. Trial runs commenced on October 30, 2007 running a heavy, sweet crude (15-16 degree API gravity and sulphur content 0.21% by weight) through a 5,000 bpd skid. Two sets of testing programs were completed with minimal operating issues and the appropriate analyses have now been completed.

The first series of runs produced an API gravity increase of one half of one degree and a 10% viscosity improvement, while the second set, conducted four weeks later and utilizing different test conditions, generated API gravity shifts of up to 2 degrees and viscosity improvements of 10%. Changes also were observed in the distillation curves, showing a positive shift of the high boiling point fractions to lower boiling point fractions, warranting further testing and analysis. Due to the insignificant amount of sulphur by content in the raw crude oil, a change was neither expected nor was it observed in the treated oil samples. The Company expects further testing to resume in Europe within the next several weeks, depending upon the timing of other Company initiatives.

“These results are in line with what we would expect from a low sulphur content crude and also show the need to continue to fine-tune the processing window to optimize the process for a given quality of crude,” said Dr. Larry Ryan, the CEO of SulphCo®. Dr. Ryan further added “Public disclosure of these results was delayed for more than a month due to inconsistencies in reported measurement values between two different testing laboratories. The results reported today resolve those inconsistencies.”

The Company also provided updates on several ongoing programs and commercial activities, including the test program in Fujairah, the South Korean project, progress on the laboratory scale and mobile units in Houston and ongoing commercial efforts.

Regarding the test program in Fujairah, Dr. Ryan commented “We are in the process of obtaining crude oil for testing in Fujairah from two potential customers in the Middle East, each of whom utilizes the crude in their own processes. We expect the testing to take place in the middle of February. Our goal is to produce large scale results consistent with our earlier test results, allowing us to potentially move forward to commercial agreements with these customers.”

Regarding the project in South Korea, over the past few weeks, several necessary pieces of equipment have been ordered and shipped to the facility in South Korea in preparation for trials in early February. Amongst the equipment delivered were the new ISM ultrasonic probe and recently developed control unit, which should allow for precise measurement and understanding of the probe operation during the upcoming tests. Although this program was delayed for several reasons, including the need to assure protection of our intellectual property and the recently licensed ISM technology, we are now ready to proceed with the testing of Khafji crude (~3% sulphur by content) within the next few weeks. .

In Houston, Sulphco® engineers have spent the last several weeks modifying and implementing a reduced scale laboratory version of our 5,000 bpd prototype commercial scale Sonocracker™, which allows for testing trials with flow rates as low as 1 gallon per minute. “This equipment, in conjunction with our new mobile 5,000 bpd skid, should allow us to develop the processing windows for a range of crude qualities. We have begun lab testing and expect the mobile unit to be operational shortly,” said Dr. Ryan.

With respect to the Company’s ongoing commercial efforts, the Company reported that the interest level in the Sonocracking™ process remains high as potential customers see the value that can be driven by the technology. As the Company moves from a testing phase to an application phase, Dr Ryan noted that “we are experiencing the routine issues that arise in adapting our technology to the unique requirements of a customer installation. We are pursuing what we believe are the best opportunities for the technology (i.e., crudes with high sulphur content) and are working with several customers to achieve that goal. Our efforts continue to be focused on obtaining the first, critical commercial installation of the Sonocracking™ process.”

About SulphCo®, Inc.

SulphCo® has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The Company's technology is designed to upgrade sour heavy crude oils into sweeter, lighter crude oils, producing more gallons of usable oil per barrel.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.